Exhibit 99.4

FORM OF

LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES

PRESBIA PLC

Subscription Rights to Purchase Ordinary Shares

Offered Pursuant to Subscription Rights Distributed to Shareholders of Presbia PLC

[●], 2017

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Presbia PLC (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering of the Company (the “Rights Offering”) to subscribe for and purchase ordinary shares (as described below), pursuant to non-transferable and non-tradable subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s ordinary shares, $0.001 par value per share, , as of 5:00 PM Eastern Time, on [●], 2017 (the “Record Date”). The Subscription Rights and ordinary shares are described in the prospectus dated [●], 2017 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to [●] ordinary shares on the terms and subject to the conditions described in the Prospectus, at a subscription price of $ [●] per share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [●], 2017 and ends at 5:00 PM Eastern Time, on [●], 2017, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of ordinary shares is entitled to one Subscription Right for each share of ordinary share owned on the Record Date, evidenced by non-transferable Subscription Rights statements (the “Subscription Rights Statements”) registered in the record holder’s name or its nominee. Each Subscription Right entitles holder to purchase one ordinary share at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient ordinary shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for ordinary shares exceed the remaining ordinary shares available, the remaining ordinary shares will be allocated pro-rata among holders who over-subscribe based on the number of shares of ordinary shares held, on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of ordinary shares than the holder subscribed for, then such holder will be allocated only the number of ordinary shares for which the holder oversubscribed, and the remaining ordinary shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all ordinary shares have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole ordinary share. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

The Company is asking persons who hold shares of the Company’s ordinary shares beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription

Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of ordinary shares being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold ordinary shares registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Subscription Rights Statement
3.	Instructions as to Use of Subscription Rights Statements
4.	Form of Letter to Shareholders Who are Beneficial Holders
5.	Form of Beneficial Owner Election Form
6.	Form of Nominee Holder Certification

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Statement, with payment of the Subscription Price in full for each ordinary share subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Statement and full payment of the Subscription Price prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 PM Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, BY CALLING TOLL-FREE (866) 628-6024.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.